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                                  EXHIBIT 23(a)

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Eaton Corporation Savings Plan for Certain Cutler-Hammer Represented Employees of our reports (a) dated January 20, 1997, with respect to the financial statements of Eaton Corporation included in its Annual Report on Form 10-K and (b) dated June 4, 1997, with respect to the financial statements and schedules of the Eaton Corporation Savings Plan for Certain Cutler-Hammer Represented Employees included in the Plan's Annual Report on Form 11-K, both for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                                     ERNST & YOUNG LLP

Cleveland, Ohio
September 15, 1997



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